Exhibit 99.1

Dunkin’ Donuts to Launch Ready-to-Drink Coffee in 2017
Agreement will make Dunkin’ Donuts bottled iced coffee available nationwide at grocery, convenience stores, mass merchandisers and Dunkin’ Donuts restaurants

CANTON, Mass. (Sept. 29, 2016) – Today, National Coffee Day, Dunkin’ Donuts, part of Dunkin’ Brands Group, Inc. (NASDAQ: DNKN), announced that it will launch a line of Dunkin’ Donuts branded ready-to-drink (RTD) coffee beverages in the United States in early 2017. The Coca-Cola Company will manufacture, distribute and sell the product.
This marks Dunkin’ Donuts’ first entry into the ready-to-drink coffee category, which has enjoyed very strong growth over the past five years and represents $2.3 billion dollars in annual sales according to Nielsen. The agreement supports Dunkin’ Donuts’ goal of strengthening its position as a coffee authority and further extends the Dunkin’ Donuts brand into new distribution channels.
“We are delighted to be working with The Coca-Cola Company, a world-class partner that will provide us with world-class consumer access, by bringing ready-to-drink Dunkin’ Donuts coffee to the refrigerator cases of grocery, convenience stores and mass merchandisers, as well as inside Dunkin’ Donuts restaurants, across the United States,” said Dunkin’ Brands Chairman and CEO Nigel Travis. “This new product introduction will increase consumption of Dunkin’ Donuts coffee and increase our brand relevance with existing and new consumers, including many younger customers, which we believe will in turn, drive incremental visits to our restaurants.”
Financial terms of the agreement were not disclosed. The Coca-Cola Company will produce Dunkin’ Donuts ready-to-drink coffee beverages according to Dunkin’ Donuts specifications, including using high-quality Arabica coffee blends. Coca-Cola’s extensive network of bottling partners will sell and distribute Dunkin’ Donuts ready-to-drink beverages, which will include real milk and sugar in a variety of flavors.

Dunkin’ Donuts also announced that it would equally share with qualified U.S. Dunkin’ Donuts franchisees its net profits from the sales of ready-to-drink coffee through outlets outside of its restaurants.
“We are an almost 100 percent franchised company, and our mission is to drive our brand relevance and to drive the profitability of our Dunkin’ Donuts franchisees,” added Travis. “Our research has clearly shown that ready-to-drink coffee consumption is a separate occasion from the purchase of our restaurant-brewed iced coffee. That same research also shows that having a ready-to-drink coffee product builds brand loyalty. We strongly believe that this product launch is good for customers and for our franchisees.”
Dunkin’ Donuts has partnered with The Coca-Cola Company since 2012 to serve Coca-Cola products, including soft drinks, juices, enhanced waters and energy drinks, at Dunkin' Donuts restaurants in the United States and select markets around the globe.
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About Dunkin' Donuts
Founded in 1950, Dunkin' Donuts is America's favorite all-day, everyday stop for coffee and baked goods. Dunkin' Donuts is a market leader in the hot regular/decaf/flavored coffee, iced coffee, donut, bagel and muffin categories. Dunkin' Donuts has earned a No. 1 ranking for customer loyalty in the coffee category by Brand Keys for 10 years running. The company has more than 12,000 restaurants in 44 countries worldwide. Based in Canton, Mass., Dunkin' Donuts is part of the Dunkin' Brands Group, Inc. (Nasdaq: DNKN) family of companies. For more information, visit www.DunkinDonuts.com.

Contact:
Michelle King
Dunkin' Brands
781-737-5200
Michelle.King@dunkinbrands.com